Exhibit 99.1

Contact:

Jeffrey J. Carfora, SEVP and CFO
Peapack-Gladstone Financial Corporation
T: 908-719-4308

PEAPACK-GLADSTONE FINANCIAL CORPORATION
REPORTS ANOTHER SOLID QUARTER OF GROWTH AND ACCOMPLISHMENT

Bedminster, N.J. – July 28, 2014 – Peapack-Gladstone Financial Corporation (NASDAQ Global Select Market:PGC) (the “Corporation” or the “Company”) recorded pretax income of $11.22 million, net income of $6.81 million and diluted earnings per share of $0.58 for the six months ended June 30, 2014. This compared to $7.99 million, $4.90 million and $0.55, respectively for the same six month period last year.

For the quarter ended June 30, 2014, the Corporation recorded pretax income of $6.32 million, net income of $3.78 million and diluted earnings per share of $0.32. This compared to $3.11 million, $2.01 million and $0.22, respectively, for the same quarter last year.

The following table summarizes earnings for the quarters ended:

	June	March 31,	June
	2014	2014	2013
(Dollars in millions, except EPS)	(1)(2)	(1)	(3)
Pretax income	$6.32	$4.90	$3.11
Net income	$3.78	$3.03	$2.01
Diluted EPS	$0.32	$0.26	$0.22
Return on average assets	0.67%	0.59%	0.48%
Return on average equity	8.44%	7.01%	6.41%
Efficiency ratio	66.90%	69.57%	80.70%
Total revenue	$22.40	$20.57	$17.68

(1)	The June 2014 and March 2014 quarterly earnings per share calculations include all of the 2.47 million shares issued in the December 12, 2013 capital raise.
(2)	The June 2014 quarter included a $176 thousand gain on sale of residential first mortgage loans sold, as a component of balance sheet management.
(3)	The June 2013 quarter included a $930 thousand provision for loss on an REO property.

Doug Kennedy, President and CEO, said, “We continue to focus on executing our Strategic Plan – “Expanding Our Reach”, which focuses on the client experience and aggressively building and maintaining our private banking platform. Our growth and overall results reflect our continued success.” Q2 2014 highlights follow:

•	As reflected in the table above, earnings and performance ratios for the June 2014 quarter reflected improvement when compared to the March 2014 quarter and the June 2013 quarter.
•	Total loan balances at June 30, 2014 reached another record level for the Company - $1.87 billion. This level reflected growth when compared to $1.57 billion at December 31, 2013, and $1.25 billion one year ago at June 30, 2013. Year over year growth was 50 percent.
•	During the June 2014 quarter, Commercial & Industrial (C&I) loan originations totaled $63 million - a record quarter for the Company.
•	Total “customer” deposit balances (defined as deposits excluding brokered deposits) grew to a record $1.83 billion at June 30, 2014, from $1.63 billion at December 31, 2013 and $1.52 billion at June 30, 2013. Year over year growth totaled 21 percent.

•	Most notably on the deposit front, noninterest-bearing demand deposits grew to $411 million at the end of June 2014 from $356 million at year end 2013 and from $327 million one year ago at the end of June 2013. Year over year growth was 26 percent.
•	The Company’s net interest income for the June 2014 quarter reached another quarterly record level - $16.92 million. This level reflected improvement when compared to $15.57 million for the March 2014 quarter, and when compared to $12.45 million for the same quarter last year.
•	At June 30, 2014, the market value of assets under administration at the Private Wealth Management Division of Peapack-Gladstone Bank (“The Bank”) was $2.84 billion, also another record for the Company.
•	Fee income from the Private Wealth Management Division totaled $4.01 million for the June 2014 quarter growing from $3.75 million for the March 2014 quarter, and $3.63 million for the June 2013 quarter.
•	Total revenue (net interest income plus other income) of $22.40 million for the June 2014 quarter reflected improvement when compared to $20.57 million for the March 2014 quarter, and compared to $17.68 million for the June 2013 quarter.
•	Asset quality metrics demonstrated continued improvement at June 30, 2014 when compared to prior periods. For example, nonperforming assets stood at just $7.6 million or 0.32 percent of total assets as of June 30, 2014, compared to $8.6 million or 0.44 percent of total assets of December 31, 2013, and $11.4 million or 0.68 percent of total assets at June 30, 2013. Additionally, the Company’s nonperforming asset ratio compares favorably to the weighted average for all Mid-Atlantic banks of 0.90 percent (as of March 31, 2014).

•	The book value per share at June 30, 2014 of $15.48 reflected improvement when compared to $14.79 at December 31, 2013 and $13.93 at June 30, 2013.
•	Capital ratios remain strong as of June 30, 2014, even with asset growth over the six month period, as well as migration of lower risk weighted investment security cash flows into loans.

Net Interest Income / Net Interest Margin

Net interest income was $16.92 million for the second quarter of 2014, reflecting an increase of $1.35 million from the March 2014 quarter and an increase of $4.48 million from the same quarter last year. The net interest margin, on a fully tax-equivalent basis, was 3.14 percent for the June 2014 quarter compared to 3.18 percent for the March 2014 quarter and 3.22 percent for the June 2013 quarter.

Net interest income for the current 2014 quarter benefitted from loan growth during the first half of 2014 as well as the last half of 2013, principally multifamily and commercial mortgages.

Net interest margin for the June 2014 quarter declined slightly when compared to the March 2014 and June 2013 quarters due to the continued effect of low market yields, as well as competitive pressures in attracting new loans and deposits.

Loan Originations / Loans

Total loan originations were $551 million for the six months ended June 30, 2014. At June 30, 2014, loans totaled $1.87 billion as compared to $1.25 billion one year ago at June 30, 2013, resulting in an increase of $623 million or 50 percent. The multifamily and commercial mortgage loan portfolio more than doubled when comparing the June 2014 balance to the June 2013 balance. The increase was attributable to the addition of seasoned banking professionals over the course of 2013; a more concerted focus on the client service aspect of the lending process; more of a focus on New Jersey markets; and a focus on New York City multifamily markets beginning in mid-2013. The increase was also due to demand from borrowers looking to refinance multifamily and other commercial mortgages held by other institutions. Mr. Kennedy said, “As we have noted previously, our analysis showed that multifamily lending could be grown quickly, had strong credit metrics and that this lending provides solid risk-adjusted returns.” The multifamily and commercial mortgage pipeline continues to be strong as of June 30, 2014.

Mr. Kennedy also noted “As part of our Strategic Plan launched in March 2013, we introduced a comprehensive Commercial & Industrial (C&I) lending program. We closed $105 million of C&I loans in 2013, and an additional $79 million for the six months ended June 30, 2014. Our C&I pipeline also continues to be strong as of June 30, 2014.”

Deposits / Funding / Balance Sheet Management

The asset growth in the June 2014 quarter coupled with the reduction of $79 million of overnight wholesale borrowings was funded by a diversified source of funding alternatives. During the quarter, customer deposits grew $142 million - $60 million of which was noninterest-bearing demand deposits. Mr. Kennedy commented, “We will continue to place intense focus on providing high touch client service and growing our core deposit base. Our full array of treasury management products will help support both our core deposit growth and also our commercial lending opportunities. Our private bankers, commercial bankers, relationship bankers and our treasury management team have robust pipelines of client deposits.”

Investment securities cash flows of $23 million and capital growth of $6.5 million provided additional funding.

Further, during the June quarter, the following was accomplished as part of the Company’s overall balance sheet management strategy:

•	$67 million of longer duration, lower coupon residential first mortgage loans were sold, as part of the Company’s strategy to de-emphasize residential first mortgage lending, while benefitting its liquidity and interest rate risk positions. The sales also benefitted current earnings ($176 thousand gain recorded) and will benefit future earnings as the loans sold were / will be replaced by higher coupon, shorter duration loans.
•	A $61 million package of multifamily loan participations were executed. The $61 million represented a minority percentage of the principal balance of the package of loans. This benefitted the Company’s liquidity and interest rate risk positions, and also benefitted the diversification of credit risk. In all cases the Company retained the majority ownership of the loan, the client relationship and the servicing of the entire loan Mr. Kennedy said, “Given the Company’s ability to generate high quality multifamily loans, this participation strategy will likely be utilized on an ongoing basis. Such a strategy provides for an avenue to improve risk-adjusted returns through ongoing fees, coupled with risk diversification and mitigation.”

•	$80 million of longer term brokered certificates of deposit (“CDs”) were added principally to extend liabilities to benefit the Company’s interest rate risk position.

Excess cash on hand held as of June 30, 2014 resulted from the balance sheet management strategies noted above. This cash will be utilized to fund future growth.

Brokered interest-bearing demand deposits have been utilized in place of wholesale overnight borrowings as a more cost effective alternative. They stood at $138 million as of June 30, 2014, unchanged from the March 31, 2014 level. The Company does ensure ample available collateralized liquidity as a backup to these short term brokered deposits.

Wealth Management Business

In the June 2014 quarter, Peapack-Gladstone Bank’s Wealth Management business generated $4.01 million in fee income compared to $3.55 million for the December 2013 quarter, and compared to $3.63 million for the June 2013 quarter. The market value of the assets under administration (AUA) of the wealth management division was $2.84 billion at June 30, 2014, up from $2.52 billion at June 30, 2013. The growth in fee income and AUA was due to a combination of new business and market value improvement.

John P. Babcock, President of Private Wealth Management, noted, “Our strategy includes incorporating wealth into every conversation we have with all of our Company’s clients, across all business lines. As we noted last quarter, three seasoned wealth advisors joined the Company from larger wealth management companies. And, this past quarter a seasoned two person team – a Portfolio Manager and a Trust Officer - from a larger wealth management company joined our Princeton Private Banking Team. These individuals complement our existing high-caliber team. We look forward to continuing to build-out and grow our Wealth Management team, and expand the products, service, and advice we deliver to our clients.”

Other Noninterest Income

The June 2014 quarter included $112 thousand of income from the sale of newly originated residential mortgage loans, down from $391 thousand in the same 2013 quarter.

Mr. Kennedy commented, “As noted in prior quarters, the rise in mortgage rates in the middle of 2013 caused a decrease in residential mortgage loan originations and resultant mortgage banking income. Reduced levels of mortgage banking income was expected and planned for, and reduced levels of mortgage banking income are expected to be ongoing. Fortunately, mortgage banking income is not a significant portion of our revenue. Further, we have reduced our overhead expense associated with mortgage banking; we have improved our loan volume on the commercial front which has and we believe will improve net interest income in the future; and we have introduced treasury management services/products, which we expect will contribute to noninterest income in the future.”

Securities gains were $79 thousand for the June 2014 quarter compared to $238 thousand for the June 2013 quarter. Sales of securities have been generally employed to benefit interest rate risk, prepayment risk, and/or liquidity risk. Given the short duration of the securities portfolio, sales have been employed much less often in recent periods.

Other income of $1.10 million for the June 2014 was $122 thousand higher than the June 2013 quarter. The current quarter included a slight increase in service charges and fees, as well as slight gains from dispositions of several REO properties.

Operating Expenses

The Company’s total operating expenses were $14.93 million for the quarter ended June 30, 2014 compared to $14.08 million in the same 2013 quarter, reflecting a net increase of $851 thousand. Salary and benefits expense increased $1.15 million, due to strategic hiring in line with the Company’s Strategic Plan, including private bankers, relationship bankers, commercial lenders, wealth advisors, risk management professionals and various support staff. Additionally, normal salary increases and increased bonus/incentive accruals associated with the Company’s growth, contributed to the increase. Also, when comparing the June 2014 expense levels to those in June 2013, 2014 included increased occupancy costs associated with the new Princeton and Teaneck Private Banking offices, as well as various professional and other fees associated with training and consulting, some of which was associated with the Strategic Plan. These increases were partially offset by a $630 thousand decline in the provision for REO losses when comparing the June 2014 quarter to the June 2013 quarter.

Mr. Kennedy noted, “As I have said many times in the past, we expected higher operating expenses as we execute our Strategic Plan and we expect that the trend of higher operating expenses will continue in 2014 as we bring on high caliber revenue producers, and continue to invest in our infrastructure in line with our Strategic Plan. Further, we generally expect revenue and profitability related to new personnel to lag those expenses by several quarters. It is important to note, however, that we have seen an improvement in quarterly revenue since we launched our Plan, particularly in the recent quarters, as our Plan began to gain momentum. I am also pleased to have seen our Efficiency Ratio decline to 66.9 percent in the current quarter.” Mr. Kennedy went on to say, “Operating expenses remain in line with our Strategic Plan.”

Provision for Loan Losses / Asset Quality

For the quarter ended June 2014, the Company’s provision for loan losses was $1.15 million, $175 thousand less than the March 2014 provision, and up $650 thousand when compared to the $500 thousand provision for the June 2013 quarter. Charge-offs, net of recoveries, for the June 2014 quarter were $533 thousand.

At June 30, 2014 the allowance for loan losses was 263 percent of nonperforming loans and 0.92 percent of total loans.

Nonperforming assets totaled $7.6 million or just 0.32 percent of total assets at June 30, 2014 compared to $11.4 million or 0.68 percent of assets at June 30, 2013.

Capital / Dividends

Capital in the June 2014 quarter was benefitted by net income and by nearly $2 million of voluntary share purchases in the Dividend Reinvestment Plan.

During the June 2014 quarter, the Company continued to employ the capital raised in December 2013 by continuing to grow loans. At June 30, 2014, the Company’s leverage ratio, tier 1 and total risk based capital ratios were 8.01 percent, 13.05 percent and 14.30 percent, respectively. The Company’s ratios are all above the levels required to be considered well capitalized under regulatory guidelines applicable to banks.

As previously announced, on July 17, 2014, the Board of Directors declared a regular cash dividend of $0.05 per share payable on August 14, 2014 to shareholders of record on July 31, 2014.

ABOUT THE COMPANY

Peapack-Gladstone Financial Corporation is a New Jersey bank holding company with total assets of $2.40 billion as of June 30, 2014. Founded in 1921, Peapack-Gladstone Bank is a commercial bank that provides innovative private banking services to businesses, non-profits and consumers which help them to establish, maintain and expand their legacy. Through its private banking locations in Bedminster, Morristown, Princeton and Teaneck, its wealth management division, and its branch network and online platforms, Peapack-Gladstone Bank offers an unparalleled commitment to client service.

The foregoing contains forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. Such statements are not historical facts and include expressions about management’s confidence and strategies and management’s expectations about new and existing programs and products, investments, relationships, opportunities and market conditions. These statements may be identified by such forward-looking terminology as “expect”, “look”, “believe”, “anticipate”, “may”, or similar statements or variations of such terms. Actual results may differ materially from such forward-looking statements. Factors that may cause results to differ materially from such forward-looking statements include, but are not limited to

•	inability to successfully grow our business and implement our strategic plan, including an inability to generate revenues to offset the increased personnel and other costs related to the strategic plan;
•	inability to manage our growth;
•	a continued or unexpected decline in the economy, in particular in our New Jersey and New York market areas;
•	declines in our net interest margin caused by the low interest rate and highly competitive market;
•	declines in value in our investment portfolio;
•	higher than expected increases in our allowance for loan losses;
•	higher than expected increases in loan losses or in the level of nonperforming loans;
•	unexpected changes in interest rates;
•	a continued or unexpected decline in real estate values within our market areas;
•	legislative and regulatory actions (including the impact of the Dodd-Frank Wall Street Reform and Consumer Protection Act, Basel III and related regulations) subject us to additional regulatory oversight which may result in increased compliance costs;
•	successful cyber attacks against our IT infrastructure and that of our IT providers;
•	higher than expected FDIC insurance premiums;
•	lack of liquidity to fund our various cash obligations;
•	reduction in our lower-cost funding sources;
•	our inability to adapt to technological changes;
•	claims and litigation pertaining to fiduciary responsibility, environmental laws and other matters; and
•	other unexpected material adverse changes in our operations or earnings.

A discussion of these and other factors that could affect our results is included in our SEC filings, including our Annual Report on form 10-K for the year ended December 31, 2013. We undertake no duty to update any forward-looking statement to conform the statement to actual results or changes in the Corporation’s expectations.

Although we believe that the expectations reflected in the forward-looking statements are reasonable, we cannot guarantee future results, levels of activity, performance or achievements.

(Tables to follow)

PEAPACK-GLADSTONE FINANCIAL CORPORATION
CONSOLIDATED STATEMENTS OF CONDITION
(Dollars in Thousands)
(Unaudited)

	As of
	June 30,	March 31,	Dec 31,	Sept 30,	June 30,
	2014	2014	2013	2013	2013
ASSETS
Cash and due from banks	$5,757	$6,373	$6,534	$5,886	$5,978
Federal funds sold	101	101	101	101	101
Interest-earning deposits	209,768	95,059	28,512	33,528	60,783
Total cash and cash equivalents	215,626	101,533	35,147	39,515	66,862

Securities available for sale	225,270	248,070	268,447	273,952	270,334
FHLB and FRB Stock, at cost	9,946	12,765	10,032	7,707	4,729

Loans held for sale, at fair value	2.650	1,769	2,001	724	4,684
Loans held for sale, at lower of cost
or fair value	—	51,184	—	—	—

Residential mortgage	469,648	481,850	532,911	527,927	532,356
Commercial mortgage	1,166,747	1,063,470	831,997	680,762	534,371
Commercial loans	158,103	143,389	131,795	110,843	106,598
Construction loans	6,033	6,075	5,893	8,390	9,179
Consumer loans	23,414	20,945	21,852	19,932	19,552
Home equity lines of credit	48,740	45,820	47,905	47,020	47,583
Other loans	2,255	1,851	1,848	2,075	2,545
Total loans	1,874,940	1,763,400	1,574,201	1,396,949	1,252,184
Less: Allowances for loan losses	17,204	16,587	15,373	14,056	13,438
Net loans	1,857,736	1,746,813	1,558,828	1,382,893	1,238,746

Premises and equipment	31,095	31,087	28,990	29,022	29,021
Other real estate owned	1,036	2,062	1,941	2,759	3,347
Accrued interest receivable	4,858	4,788	4,086	4,017	3,972
Bank owned life insurance	32,258	32,065	31,882	31,691	31,490
Deferred tax assets, net	9,433	9,366	9,762	7,951	8,608
Other assets	11,063	9,983	15,832	17,473	17,797
TOTAL ASSETS	$2,400,971	$2,251,485	$1,966,948	$1,797,704	$1,679,590

LIABILITIES
Deposits:
Noninterest-bearing demand deposits	$410,609	$350,987	$356,119	$345,736	$326,916
Interest-bearing demand deposits	474,945	407,127	378,340	338,626	352,196
Savings	116,172	119,750	115,785	115,571	115,823
Money market accounts	673,375	660,691	630,173	611,498	559,439
Certificates of deposit – Retail	157,067	151,730	151,833	156,132	163,552
Subtotal deposits	1,832,168	1,690,285	1,632,250	1,567,563	1,517,926
IB Demand – Brokered	138,000	138,011	10,000	—	—
Certificates of deposit – Brokered	145,000	65,000	5,000	5,000	5,000
Total deposits	2,115,168	1,893,296	1,647,250	1,572,563	1,522,926

Overnight borrowings	—	79,400	54,900	30,361	—
Federal home loan bank advances	83,692	83,692	74,692	47,692	12,000
Capital lease obligation	9,836	9,917	8,754	8,809	8,864
Other liabilities	9,942	9,308	10,695	11,861	11,687
TOTAL LIABILITIES	2,218,638	2,075,613	1,796,291	1,671,286	1,555,477
Shareholders’ equity	182,333	175,872	170,657	126,418	124,113
TOTAL LIABILITIES AND
SHAREHOLDERS’ EQUITY	$2,400,971	$2,251,485	$1,966,948	$1,797,704	$1,679,590

Assets under administration at
Peapack-Gladstone Bank’s
Wealth Management Division
(market value, not included
above)	$2,843,310	$2,745,955	$2,690,601	$2,581,813	$2,520,424

 PEAPACK-GLADSTONE FINANCIAL CORPORATION
SELECTED BALANCE SHEET DATA
(Dollars in Thousands)
(Unaudited)

	As of
	June 30,	March 31,	Dec 31,	Sept 30,	June 30,
	2014	2014	2013	2013	2013
Asset Quality:
Loans past due over 90 days
and still accruing	$—	$—	$—	$—	$—
Nonaccrual loans	6,536	7,473	6,630	6,891	8,075
Other real estate owned	1,036	2,062	1,941	2,759	3,347
Total nonperforming assets	$7,572	$9,535	$8,571	$9,650	$11,422

Nonperforming loans to
total loans	0.35%	0.42%	0.42%	0.49%	0.64%
Nonperforming assets to
total assets	0.32%	0.42%	0.44%	0.54%	0.68%

Accruing TDR’s (A)	$12,730	$12,340	$11,114	$6,133	$6,131

Loans past due 30 through 89
days and still accruing	$1,536	$5,027	$2,953	$2,039	$1,544

Classified loans	$34,929	$35,075	$33,828	$32,430	$32,123

Impaired loans	$19,813	$19,814	$17,744	$16,794	$17,977

Allowance for loan losses:
Beginning of period	$16,587	$15,373	$14,056	$13,438	$13,279
Provision for loan losses	1,150	1,325	1,325	750	500
Charge-offs, net	(533)	(111)	(8)	(132)	(341)
End of period	17,204	16,587	15,373	14,056	13,438

ALLL to nonperforming loans	263.22%	221.96%	231.87%	203.98%	166.41%
ALLL to total loans	0.92%	0.94%	0.98%	1.01%	1.07%

Capital Adequacy
Tier 1 leverage	8.01%	8.48%	9.00%	7.20%	7.39%

Tier I capital to risk weighted assets	13.05%	13.09%	14.07%	11.30%	11.84%

Tier I & II capital to
risk-weighted assets	14.30%	14.34%	15.33%	12.55%	13.09%

Common equity to total assets	7.59%	7.81%	8.68%	7.03%	7.39%
(End of period)

Book value per share (B)	$15.48	$15.08	$14.79	$14.12	$13.93

(A)	Does not include $2.5 million at June 30, 2014, $3.0 million at March 31, 2014, $2.9 million at December 31, 2013, $3.3 million at September 30, 2013, and $3.3 million at June 30, 2013 of TDR’s included in nonaccrual loans.

(B)	Tangible book value per share was $15.43 at June 30, 2014, $15.03 at March 31, 2014, $14.75 at December 31, 2013, $14.02 at September 30, 2013, and $13.84 at June 30, 2013. Tangible book value per share is different than book value per share because it excludes intangible assets.

PEAPACK-GLADSTONE FINANCIAL CORPORATION
LOANS CLOSED
(Dollars in Thousands)
(Unaudited)

	For the Quarters Ended
	June 30,		March 31,	Dec 31,	Sept 30,	June 30,
	2014		2014	2013	2013	2013

Residential loans retained	$17,245		$11,653	$20,135	$31,517	$37,352
Residential loans sold	7,344		7,011	11,743	13,516	26,651
Total residential loans	24,589		18,664	31,878	45,033	64,003

CRE	20,175		15,841	11,972	20,357	17,080
Multifamily	149,937		225,143	152,456	143,727	70,645
Commercial loans (includes
Community banking)	62,668	(A)	15,957	39,534	40,654	8,788
Total commercial loans	232,780		256,941	203,962	204,738	96,513

Installment loans	5,184		1,877	3,081	2,489	1,198

Home equity lines of credit	6,709	(A)	4,668	3,746	3,982	2,619

Total loan originations	$269,262		$282,150	$242,667	$256,242	$164,333

	For the Six Months Ended
	June 30,		June 30,
	2014		2013
Residential loans retained	$28,898		$68,782
Residential loans sold	14,355		52,053
Total residential loans	43,253		120,835

CRE	36,016		26,570
Multifamily	375,080		98,525
Commercial loans (includes
Community banking)	78,625	(A)	24,746
Total commercial loans	489,721		149,841

Installment loans	7,061		2,426

Home equity lines of credit	11,377	(A)	7,071

Total loan originations	$551,412		$280,173

(A)	Includes loans and lines of credit that closed in the period, but not necessarily funded.

PEAPACK-GLADSTONE FINANCIAL CORPORATION
SELECTED CONSOLIDATED FINANCIAL DATA
(Dollars in Thousands, except share data)
(Unaudited)

	For the Three Months Ended
	June 30,	March 31,	Dec 31,	Sept 30,	June 30,
	2014	2014	2013	2013	2013
Income Statement Data:
Interest income	$18,630	$16,949	$15,738	$14,423	$13,460
Interest expense	1,707	1,378	1,210	1,050	1,012
Net interest income	16,923	15,571	14,528	13,373	12,448
Provision for loan losses	1,150	1,325	1,325	750	500
Net interest income after
provision for loan losses	15,773	14,246	13,203	12,623	11,948
Wealth management fee income	4,005	3,754	3,547	3,295	3,628
Gain on loans held for sale at fair value
(Mortgage banking)	112	112	171	277	391
Gain on loans held for sale at
lower of cost or fair value	176	—	—	—	—
Other income	1,101	1,031	1,130	1,022	979
Securities gains, net	79	98	125	188	238
Total other income	5,473	4,995	4,973	4,782	5,236
Salaries and employee benefits	9,089	8,848	8,308	8,927	7,935
Premises and equipment	2,334	2,438	2,947	2,325	2,338
FDIC insurance expense	303	275	286	275	280
Other expenses	3,204	2,778	3,105	2,638	3,526
Total operating expenses	14,930	14,339	14,646	14,165	14,079
Income before income taxes	6,316	4,902	3,530	3,240	3,105
Income tax expense	2,533	1,871	1,135	1,276	1,096
Net income	$3,783	$3,031	$2,395	$1,964	$2,009

Total revenue	$22,396	$20,566	$19,501	$18,155	$17,684

Per Common Share Data:

Earnings per share (basic)	$0.32	$0.26	$0.25	$0.22	$0.23
Earnings per share (diluted)	0.32	0.26	0.25	0.22	0.22

Weighted average number of
Common shares outstanding:
Basic	11,721,256	11,606,933	9,638,913	8,950,931	8,909,170
Diluted	11,844,338	11,710,940	9,746,550	9,013,419	8,955,384

Performance Ratios:

Return on average assets
annualized	0.67%	0.59%	0.51%	0.45%	0.48%
Return on average common
equity annualized	8.44%	7.01%	7.42%	6.28%	6.41%

Net interest margin
(Taxable equivalent basis)	3.14%	3.18%	3.26%	3.28%	3.22%

Efficiency ratio (A)	66.90%	69.57%	75.59%	78.84%	80.70%

Operating expenses / average
assets annualized	2.65%	2.78%	3.10%	3.26%	3.39%

(A)	Calculated as (total operating expenses) as a percentage of (net interest income plus noninterest income less gain on securities).

PEAPACK-GLADSTONE FINANCIAL CORPORATION

SELECTED CONSOLIDATED FINANCIAL DATA
(Dollars in Thousands, except share data)
(Unaudited)

	For the
	Six Months Ended
	June 30,
Income Statement Data:	2014	2013
Interest income	$35,579	$26,892
Interest expense	3,085	2,017
Net interest income	32,494	24,875
Provision for loan losses	2,475	1,350
Net interest income after
provision for loan losses	30,019	23,525
Wealth management fee income	7,759	6,996
Gain on loans held for sale at fair value
(Mortgage banking)	224	861
Gain on loans held for sale at lower of
cost or fair value	176	522
Other income	2,132	1,934
Securities gains, net	177	527
Total other income	10,468	10,840
Salaries and employee benefits	17,937	15,014
Premises and equipment	4,772	4,642
FDIC insurance expense	578	560
Other expenses	5,982	6,156
Total operating expenses	29,269	26,372
Income before income taxes	11,218	7,993
Income tax expense	4,404	3,091
Net income	$6,814	$4,902

Total revenue (See footnote (A) below)	$42,962	$35,715

Per Common Share Data:

Earnings per share (basic)	$0.58	$0.55
Earnings per share (diluted)	0.58	0.55

Weighted average number of
Common Shares outstanding
Basic	11,664,410	8,889,971
Diluted	11,813,686	8,942,267

Performance Ratios:

Return on average assets annualized	0.63%	0.60%
Return on average common equity annualized	7.74%	7.89%

Net interest margin (Taxable equivalent basis)	3.16%	3.25%

Efficiency ratio (B)	68.41%	74.95%

Operating expenses / average assets annualized	2.72%	3.20%

(A)	Total revenue includes a $176 thousand gain (for 2014) and a $522 thousand gain (for 2013) from sale of loans held for sale at lower of cost or fair value. Excluding these gains, total revenue was $42,786 (for 2014) and $35,193 (for 2013).
(B)	Calculated as (total operating expenses) as a percentage of (net interest income plus noninterest income less gain on securities).

PEAPACK-GLADSTONE FINANCIAL CORPORATION

AVERAGE BALANCE SHEET

UNAUDITED

THREE MONTHS ENDED

(Tax-Equivalent Basis, Dollars in Thousands)

	June 30, 2014			June 30, 2013
	Average	Income/		Average	Income/
	Balance	Expense	Yield	Balance	Expense	Yield
ASSETS:
Interest-Earning Assets:
Investments:
Taxable (1)	$189,254	$977	2.06%	$220,954	$1,085	1.96%
Tax-exempt (1) (2)	57,847	312	2.16	50,479	322	2.55
Loans held for sale	1,026	15	5.89	2,512	50	8.12
Loans (2) (3):
Mortgages	496,232	4,203	3.39	535,533	4,714	3.52
Commercial mortgages	1,155,360	11,108	3.85	485,299	5,473	4.51
Commercial	143,988	1,443	4.01	101,790	1,181	4.64
Commercial construction	6,065	65	4.29	9,179	107	4.66
Installment	22,154	233	4.21	20,097	224	4.46
Home equity	47,489	382	3.22	46,745	373	3.19
Other	558	13	9.32	592	15	10.14
Total loans	1,871,846	17,447	3.73	1,199,235	12,087	4.03
Federal funds sold	101	—	0.10	101	—	0.10
Interest-earning deposits	51,177	21	0.17	92,319	66	0.29
Total interest-earning assets	2,171,251	18,772	3.46%	1,565,600	13,610	3.48%
Noninterest-Earning Assets:
Cash and due from banks	6,990			5,865
Allowance for loan losses	(17,310)			(13,523)
Premises and equipment	31,161			29,248
Other assets	58,926			71,862
Total noninterest-earning assets	79,767			93,452
Total assets	$2,251,018			$1,659,052

LIABILITIES:
Interest-Bearing deposits:
Checking	$431,656	$115	0.11%	$356,060	$74	0.08%
Money markets	657,216	374	0.23	551,150	239	0.17
Savings	116,946	15	0.05	114,028	15	0.05
Certificates of deposit - retail	154,245	369	0.96	166,931	471	1.13
Subtotal interest-bearing deposits	1,360,063	873	0.26	1,188,169	799	0.27
Interest-bearing demand - brokered	138,000	70	0.20	—	—	—
Certificates of deposit - brokered	100,934	264	1.05	5,000	15	1.20
Total interest-bearing deposits	1,598,997	1,207	0.30	1,193,169	814	0.27
Borrowings	93,152	382	1.64	12,025	92	3.06
Capital lease obligation	9,867	118	4.78	8,884	106	4.77
Total interest-bearing liabilities	1,702,016	1,707	0.40	1,214,078	1,012	0.33
Noninterest –bearing liabilities
Demand deposits	360,096			311,227
Accrued expenses and
other liabilities	9,606			8,298
Total noninterest-bearing liabilities	369,702			319,525
Shareholders’ equity	179,300			125,449
Total liabilities and
shareholders’ equity	$2,251,018			$1,659,052
Net interest income		$17,065			$12,598
Net interest spread			3.06%			3.15%
Net interest margin (4)			3.14%			3.22%

(1)	Average balances for available for sale securities are based on amortized cost.
(2)	Interest income is presented on a tax-equivalent basis using a 35 percent federal tax rate.
(3)	Loans are stated net of unearned income and include nonaccrual loans.
(4)	Net interest income on a tax-equivalent basis as a percentage of total average interest-earning assets.

PEAPACK-GLADSTONE FINANCIAL CORPORATION

AVERAGE BALANCE SHEET

UNAUDITED

THREE MONTHS ENDED

(Tax-Equivalent Basis, Dollars in Thousands)

	June 30, 2014			March 31, 2014
	Average	Income/		Average	Income/
	Balance	Expense	Yield	Balance	Expense	Yield
ASSETS:
Interest-Earning Assets:
Investments:
Taxable (1)	$189,254	$977	2.06%	$207,649	$1,061	2.04%
Tax-exempt (1) (2)	57,847	312	2.16	60,217	337	2.24
Loans held for sale	1,026	15	5.89	1,324	10	3.04
Loans (2) (3):
Mortgages	496,232	4,203	3.39	533,377	4,553	3.41
Commercial mortgages	1,155,360	11,108	3.85	935,784	9,045	3.87
Commercial	143,988	1,443	4.01	132,549	1,402	4.23
Commercial construction	6,065	65	4.29	5,872	67	4.58
Installment	22,154	233	4.21	21,563	228	4.24
Home equity	47,489	382	3.22	46,832	373	3.18
Other	558	13	9.32	563	13	8.94
Total loans	1,871,846	17,447	3.73	1,676,540	15,681	3.74
Federal funds sold	101	—	0.10	101	—	0.10
Interest-earning deposits	51,177	21	0.17	31,652	12	0.15
Total interest-earning assets	2,171,251	18,772	3.46%	1,977,483	17,101	3.46%
Noninterest-Earning Assets:
Cash and due from banks	6,990			6,395
Allowance for loan losses	(17,310)			(15,988)
Premises and equipment	31,161			30,748
Other assets	58,926			61,009
Total noninterest-earning assets	79,767			82,164
Total assets	$2,251,018			$2,059,647

LIABILITIES:
Interest-Bearing deposits:
Checking	$431,656	$115	0.11%	401,310	$92	0.09%
Money markets	657,216	374	0.23	653,624	333	0.20
Savings	116,946	15	0.05	116,518	15	0.05
Certificates of deposit - retail	154,245	369	0.96	149,458	355	0.95
Subtotal interest-bearing deposits	1,360,063	873	0.26	1,320,910	795	0.24
Interest-bearing demand - brokered	138,000	70	0.20	75,356	43	0.23
Certificates of deposit - brokered	100,934	264	1.05	13,711	31	0.90
Total interest-bearing deposits	1,598,997	1,207	0.30	1,409,977	869	0.25
Borrowings	93,152	382	1.64	115,585	390	1.35
Capital lease obligation	9,867	118	4.78	9,947	119	4.79
Total interest-bearing liabilities	1,702,016	1,707	0.40	1,535,509	1,378	0.36
Noninterest –bearing liabilities
Demand deposits	360,096			341,196
Accrued expenses and
other liabilities	9,606			9,999
Total noninterest-bearing liabilities	369,702			351,195
Shareholders’ equity	179,300			172,943
Total liabilities and
shareholders’ equity	$2,251,018			$2,059,647
Net interest income		$17,065			$15,723
Net interest spread			3.06%			3.10%
Net interest margin (4)			3.14%			3.18%

(1)	Average balances for available for sale securities are based on amortized cost.
(2)	Interest income is presented on a tax-equivalent basis using a 35 percent federal tax rate.
(3)	Loans are stated net of unearned income and include nonaccrual loans.
(4)	Net interest income on a tax-equivalent basis as a percentage of total average interest-earning assets.

PEAPACK-GLADSTONE FINANCIAL CORPORATION

AVERAGE BALANCE SHEET

UNAUDITED

SIX MONTHS ENDED

(Tax-Equivalent Basis, Dollars in Thousands)

	June 30, 2014			June 30, 2013
	Average	Income/		Average	Income/
	Balance	Expense	Yield	Balance	Expense	Yield
ASSETS:
Interest-Earning Assets:
Investments:
Taxable (1)	$198,401	$2,038	2.05	$234,721	$2,362	2.01%
Tax-exempt (1) (2)	59,025	649	2.20	50,116	646	2.58
Loans held for sale	1,174	25	4.29	9,661	246	5.10
Loans (2) (3):
Mortgages	514,702	8,756	3.40	528,602	9,454	3.58
Commercial mortgages	1,046,179	20,153	3.85	458,378	10,436	4.55
Commercial	138,300	2,845	4.11	106,614	2,488	4.67
Commercial construction	5,969	132	4.42	9,198	211	4.59
Installment	21,860	461	4.22	20,511	454	4.43
Home equity	47,162	755	3.20	47,388	752	3.17
Other	561	26	9.27	609	30	9.85
Total loans	1,774,733	33,128	3.73	1,171,300	23,825	4.07
Federal funds sold	101	—	0.10	101	—	0.10
Interest-earning deposits	41,468	33	0.16	85,006	114	0.27
Total interest-earning assets	2,074,902	35,873	3.46	1,550,905	27,193	3.51%
Noninterest-Earning Assets:
Cash and due from banks	6,694			5,849
Allowance for loan losses	(16,653)			(13,300)
Premises and equipment	30,956			29,526
Other assets	59,961			73,475
Total noninterest-earning assets	80,958			95,550
Total assets	$2,155,860			$1,646,455

LIABILITIES:
Interest-Bearing deposits:
Checking	$416,568	$207	0.10	$353,286	$153	0.09%
Money markets	655,430	707	0.22	552,003	454	0.16
Savings	116,733	30	0.05	112,354	28	0.05
Certificates of deposit - retail	151,864	724	0.95	169,228	956	1.13
Subtotal interest-bearing deposits	1,340,595	1,668	0.25	1,186,871	1,591	0.27
Interest-bearing demand - brokered	106,851	113	0.21	—	—	—
Certificates of deposit - brokered	57,564	295	1.02	5,000	30	1.24
Total interest-bearing deposits	1,505,010	2,076	0.28	1,191,871	1,621	0.27
Borrowings	104,306	772	1.48	12,082	184	3.05
Capital lease obligation	9,907	237	4.78	8,910	212	4.76
Total interest-bearing liabilities	1,619,223	3,085	0.38	1,212,863	2,017	0.33
Noninterest –bearing liabilities
Demand deposits	350,698			301,087
Accrued expenses and
other liabilities	9,800			8,199
Total noninterest-bearing liabilities	360,498			309,286
Shareholders’ equity	176,139			124,306
Total liabilities and
shareholders’ equity	$2,155,860			$1,646,455
Net interest income		$32,788			$25,176
Net interest spread			3.08%			3.18%
Net interest margin (4)			3.16%			3.25%

(1)	Average balances for available for sale securities are based on amortized cost.
(2)	Interest income is presented on a tax-equivalent basis using a 35 percent federal tax rate.
(3)	Loans are stated net of unearned income and include nonaccrual loans.
(4)	Net interest income on a tax-equivalent basis as a percentage of total average interest-earning assets.